Exhibit 99.2
Endeavour's Q2 Conference Call August 3, 2011

Quarterly Highlights Commenced drilling operations at Bacchus Finalized commercial terms for the processing and transportation of the Greater Rochelle production on the Scott Platform Announced the acquisition of 100% of SM Energy's operator position in the Pennsylvania Marcellus Completed the redemption of all of the $81.25 million of 6% Senior Notes due 2012. Raised $210 million of new capital though the issuance of a 5.5% Convertible Note and the expansion of the Senior Term Loan facility

3 Overview of Marcellus Shale Acquisition Purchasing Pennsylvania Marcellus shale assets for $110 million from SM Energy Company(1) 50,000 net acres in McKean & Potter Counties (100% operated) Three producing Marcellus shale gas wells, flowing approx. 3 - 4 MMcf/d 10 3/4 mile Potato Creek Midstream gathering system in southern McKean County Significant production and reserve potential in attractive shale play Low "break-even" costs Acreage on trend with developments by EOG, Seneca and Ultra Ready to develop with producing wells and existing infrastructure Pipeline has potential for expansion and third party gathering Assets acquired at attractive market metrics Transaction implies $1,700 per net acre acquired(2) (2) $25 million of purchase price allocated to midstream pipeline and facilities and is excluded from implied acreage value. (1) The acquisition, announced on 7/18/11 is expected to close in the fourth quarter of the year.

END's Combined Marcellus Shale Play Post-Acquisition



Potato Creek
END 100%
Potter
PC #1H
PC #2H
PC #3H
Endeavour
McKean
Somerset
Cameron
NFG
NFGD
J-W Gathering
Daniel
END/JW 50%
Elk
TGP
COLOR KEY
END 100%
END / JW JV
Other END 100%
State Forest Lands
State Gamelands

Combined Resource Potential – McKean & Cameron Co's

- 1.0 – 1.3 TCF recoverable gas potential
  - 650 – 800 BCF net to END
- 300 + drilling locations
- 3 Potato Creek wells producing 3 – 4 MMCFD
  - Potato Creek 3-H IP'd 11 MMCFD; EUR 4+ BCF
- Daniel gathering infrastructure expansion underway
  - Current production ~ 700 MCFD (infrastructure/market constrained)
  - Phase I expansion up to ~25 MMCFD capacity
  - 2 horizontal wells waiting on completion

Upside Potential

- Operational synergies w/existing END joint venture
  - 93,000 gross / 68,000 net END acres in PA
- 3rd party gas gathering opportunities in McKean Co
  - Possible pipeline expansion into Cameron Co
- Geneseo (shallower) & Utica (deeper) potential

4

Strong Drilling Results in the Play 5 Solid well results in southern McKean County and adjacent county areas on trend SM - Southern McKean County* Potato Creek #3H - IP 11 mmcf/d EUR 4 BCF+ Seneca - Elk Co. Reported EUR's of 3 - 5 Bcf Ultra - Eastern Potter County IP's 5 - 12 mmcf/d EOG/Seneca - Northern Clearfield Co. Recent IP's 7 - 9+ mmcf/d with END EOG Seneca Ultra PGE/Exxon Potato Creek END 100% Daniel END 50% Multi-Pay Upside Seneca - Central Potter Co. Geneseo Shale IP's of 3 mmcf/d Seneca - McKean Co. Utica Shale test well * Included in the Endeavour acquisition announced on July 18, 2011.

Pro Forma Capitalization Table (a) As adjusted to give effect to the Senior Term Loan increase of $75 million and the issuance of $135 million of 5.5% convertible senior notes. (in thousands) 6